Exhibit 99.1

FOR IMMEDIATE RELEASE

Philip Morris International Inc. Confirms Discussions with Altria Group, Inc. Regarding Potential All-Stock, Merger of Equals

August 27, 2019—New York, New York—Philip Morris International Inc. (NYSE: PM) today announced that it is in discussions with Altria Group, Inc. (NYSE: MO) regarding a potential all-stock, merger of equals. There can be no assurance that any agreement or transaction will result from these discussions. Additionally, there can be no assurance that if an agreement is reached, that a transaction will be completed. Any transaction would be subject to the approval of the two companies’ boards and shareholders, and regulators, as well as other conditions. Philip Morris International intends to make no further comment regarding the discussions unless and until it is appropriate to do so.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI’s smoke-free IQOS product portfolio includes heat-not-burn and nicotine-containing vapor products. As of June 30, 2019, PMI estimates that approximately 8.0 million adult smokers around the world have already stopped smoking and switched to PMI’s heat-not-burn product, available for sale in 48 markets in key cities or nationwide under the IQOS brand. For more information, please visit http://www.pmi.com and www.pmiscience.com.

Contacts:
Investor Relations:
New York: +1 (917) 663 2233
Lausanne: +41 (0)58 242 4666
InvestorRelations@pmi.com

Media:
Lausanne: +41 (0)79 876 31 34
Marian.Salzman@pmi.com

ENDS